Ohr Pharmaceutical, Inc. S-4/A

Exhibit 99.1

Ohr Pharmaceutical, Inc.

Special Meeting of Stockholders of
Ohr Pharmaceutical, Inc.

Date:	July 10, 2019
Place:	Troutman Sanders LLP, 875 Third Avenue, New York, NY 10022
Time:	10:00 am, Eastern Time

Please make your marks like this: ☒ Use dark black pencil or pen only.

The Board of Directors recommends a vote FOR Proposals 1, 2, 3, 4, 5 and 6.

		FOR	AGAINST	ABSTAIN

1.	To adopt the Merger Agreement and thereby approve the transactions contemplated thereby, including the merger and the issuance of Ohr common stock to NeuBase’s stockholders pursuant to the terms of the Merger Agreement.	☐	☐	☐

2.	To approve an amendment of Ohr’s Certificate of Incorporation to effect a reverse stock split prior to the effective time of the merger contemplated by the Merger Agreement at a ratio of not less than one-for-two and not more than one-for-fifteen, with the exact ratio to be determined by mutual agreement between Ohr board of directors and the NeuBase board of directors and approved by the Ohr board of directors.	☐	☐	☐

3.	To approve an amendment and restatement of Ohr’s Certificate of Incorporation to be effective immediately prior to the effectiveness of the merger.	☐	☐	☐

4.	To approve, on a non-binding, advisory basis, the compensation that will be paid or may become payable to Ohr’s named executive officers in connection with the completion of the merger.	☐	☐	☐

5.	To approve the Ohr Pharmaceutical, Inc. 2019 Stock Incentive Plan.	☐	☐	☐

6.	To consider and vote upon an adjournment of the Ohr special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1, 2 and 3.	☐	☐	☐

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Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Ohr Pharmaceutical, Inc.

Special Meeting of Stockholders of Ohr Pharmaceutical, Inc. to be held July 10, 2019 for Holders as of June 3, 2019 This Proxy is solicited on behalf of the Board of Directors

INTERNET		TELEPHONE
Go To:
www.proxypush.com/OHRP		CALL 1-866-206-4393

● Cast your vote online.	OR	● Use any touch-tone telephone.
● Have your Proxy Card ready.		● Have your Proxy Card ready.
● Follow the simple instructions to record your vote.		● Follow the simple recorded instructions.

MAIL
OR	● Mark, sign and date your Proxy Card.
● Detach your Proxy Card.
● Return your Proxy Card in the postage-paid envelope provided.

EVENT #

CLIENT #

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Proxy - OHR PHARMACEUTICAL, INC.

PROXY FOR SPECIAL MEETING TO BE HELD ON

July 10, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS

The undersigned stockholder hereby appoints JASON S. SLAKTER and SAM BACKENROTH or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his or her substitute, to represent and to vote all the shares of common stock of Ohr Pharmaceutical, Inc. (the "Company"), which the undersigned would be entitled to vote, at the Company's Special Meeting of Stockholders to be held at the offices of Troutman Sanders LLP, 875 Third Avenue, New York, NY 10022 on July 10, 2019, at 10:00 a.m., local time, and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.